EXHIBIT 10.17

August 4, 2009

Mr. James C. Einarsen, Manager

Viking Exploration, LLC

6475 West Kingsley Ave.

Littleton, CO 80128

RE: Option to Purchase Okie Draw

and South Okie Prospects,

Natrona County, Wyoming

Dear Mr. Einarsen:

This letter will serve as a formal agreement between Empire and Viking with respect to Empire’s option to purchase all of Viking’s leasehold and producing interests in the Okie Draw and South Okie Prospects, a description of which is attached hereto as Schedule “A”.

As consideration to Empire for paying the lease rentals due August 31, 2009 and September 30, 2009 on leases listed on Schedule “A” and paying Viking a Twenty Five Thousand Dollars ($25,000) cash payment, Viking will grant Empire a six (6) month option commencing September 1, 2009 and ending February 28, 2010, to acquire all of Viking’s interests in the leases listed on Schedule “A” for the cash consideration of Thirty Five Thousand Dollars ($35,000). In addition to receiving the cash consideration Viking shall retain the overriding royalties as outlined in Exhibit “A”.

During such six (6) month option period Empire will make every effort to locate and purchase the seismic survey conducted by Southland Royalty Corp or its successor in ownership. Perhaps this data cannot be located; if not, Empire will research the cost of a new survey.

In the event Empire exercises its option and drills a test well and any additional development wells, Empire will pay to Viking Ten Thousand Dollars ($10,000) for each completed oil well.

If Empire has not drilled or re-entered a test well on the prospect leases before August 1, 2010 and has no plans to drill or re-enter a test well it shall re-assign all of the prospect leases to Viking. If it has drilled a successful oil well or plans to drill or re-enter a test well then it shall pay the August 31, 2010 rentals to retain the leases in good standing.

This proposal is open for acceptance until 5:00 p.m. Thursday, August 6, 2009; therefore, if you find it acceptable please sign and return one copy of this letter to Empire.

Yours very truly,

EMPIRE PETROLEUM CORPORATION

BY: /s/ A. E. WHITEHEAD

A. E. Whitehead, President

AEW/gs

Enclosures

Agreed to this 5th day of August, 2009

VIKING EXPLORATION, LLC

By: /s/ James C. Einersen

James C. Einersen, Manager